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                                                                    EXHIBIT 15.1

Shareholders and Board of Directors
F.N.B. Corporation

We are aware of the incorporation by reference in the Form S-4 Registration Statement of FNB Financial Services, LP and F.N.B. Corporation for the registration of $350,000,000 of subordinated notes of our reports dated May 7, 2004, August 9, 2004 and November 9, 2004 relating to the unaudited condensed consolidated interim financial statements of F.N.B. Corporation that are included in its Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
January 20, 2005